Exhibit 99.1

News Release

One Centerpointe Drive, Ste. 200, Lake Oswego, Oregon 97035 503-684-7000		www.gbrx.com

For release: July 30, 2024 4:30 p.m. EDT	Contacts:	Jack Isselmann, Public Relations
Justin Roberts, Investor Relations
Phone: 503-684-7000

Greenbrier mourns the passing of board member Patrick Ottensmeyer

Lake Oswego, Oregon, July 30, 2024 – The Greenbrier Companies, Inc. (NYSE:GBX) today remembers Board member Patrick J. Ottensmeyer, who passed away this past weekend at age 67. The Company extends its deepest condolences to his family and friends.

Ottensmeyer had served on Greenbrier’s Board since 2023, bringing decades of industry and international relations expertise. Ottensmeyer served as President and CEO of Kansas City Southern (KCS), a Class I railroad, from 2015 to 2023, until the completion of the merger creating Canadian Pacific Kansas City (CPKC) in 2023. Before becoming CEO, Ottensmeyer served in various roles at KCS since 2006.

Ottensmeyer had deep expertise working across the U.S.-Mexico border and was instrumental in representing business interests during the creation of the United States-Mexico-Canada Agreement (USMCA). He served as the U.S. Chairman of the U.S. Chamber of Commerce’s U.S.-Mexico Economic Council (USMXECO) during this pivotal time. He was Co-Chair of the Brookings Institute USMCA Initiative, a group focused on building more integrated and resilient supply chains. He served as Chair of the Truman Library Institute, the member-supported, nonprofit partner of the President Harry S. Truman Library & Museum.

In 2023, Ottensmeyer received the NARS Edward R. Hamberger Lifetime Achievement Award; in 2022, he received Ingram’s Executive of the Year Award. Also in 2022, was Railway Age’s Co-Railroader of the Year Award, in connection with the CP and KCS merger. He received the Railway Age Railroader of the Year recognition for the first time in 2020, and in 2019, he received Progressive Railroading’s Railroad Innovator Award.

“Pat demonstrated a remarkable passion for this industry. From day one, he became an invaluable member of our Board of Directors. We are forever grateful for his contributions to Greenbrier, its shareholders and the broader rail industry. He will be greatly missed, as he was a wonderful friend to his Board colleagues and many at the company,” said Board Chair Admiral Thomas B. Fargo (USN Retired).

“Working alongside Pat has been a privilege for the other board members and me. He was a visionary leader who left a lasting legacy for the North American rail industry and the broader trade policy landscape. The Greenbrier family offers our deepest condolences to his friends and family. Pat will be deeply missed,” said Lorie Tekorius, CEO and President.

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Greenbrier mourns the passing of board member Patrick Ottensmeyer (Cont.)	Page 2

About Greenbrier

Greenbrier, headquartered in Lake Oswego, Oregon, is a leading international supplier of equipment and services to global freight transportation markets. Through its wholly-owned subsidiaries and joint ventures, Greenbrier designs, builds and markets freight railcars in North America, Europe and Brazil. We are a leading provider of freight railcar wheel services, parts, maintenance and retrofitting services in North America through our maintenance services business unit. Greenbrier owns a lease fleet of approximately 15,200 railcars that originate primarily from Greenbrier’s manufacturing operations. Greenbrier offers railcar management, regulatory compliance services and leasing services to railroads and other railcar owners in North America. Learn more about Greenbrier at www.gbrx.com.

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